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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Place Organized
Thomas Group Hong Kong, Ltd.	Hong Kong
Thomas Group (Schweiz) GMBH	Switzerland
Thomas Group Asia Pte. Ltd.	Singapore
Thomas Group (Schweiz) Results GMBH	Switzerland
Thomas Group Consulting (Shanghai) Co., Ltd	China

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT